                               ASSET PURCHASE AGREEMENT

                                        AMONG

                            TODHUNTER INTERNATIONAL, INC.

                                         AND

                                  ADAMS WINE COMPANY
                       (D/B/A/ MONARCH WINE COMPANY OF GEORGIA)

                                         AND

                        HOWARD J. WEINSTEIN, DAVID PASZAMANT,
                         JAY PASZAMANT AND MATTHEW PASZAMANT

                                  TABLE OF CONTENTS

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                                                                                 PAGE
                                                                                 ----
ARTICLE I
      DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
      1.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

ARTICLE II
      SALE AND PURCHASE OF ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . 10
      2.1   Sale and Purchase of the Assets. . . . . . . . . . . . . . . . . . . . 10
      2.2   Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      2.3   Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . 12
      2.4   No General Assumption of Liabilities.. . . . . . . . . . . . . . . . . 12

ARTICLE III
      PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      3.1   Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      3.2   Post-Closing Adjustments . . . . . . . . . . . . . . . . . . . . . . . 14
      3.3   Allocation of Purchase Price and Assumed Liabilities . . . . . . . . . 15

ARTICLE IV
      SELLER'S AND PRINCIPALS' REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . 15
      4.1   Organization and Good Standing . . . . . . . . . . . . . . . . . . . . 15
      4.2   Authority; No Conflict.. . . . . . . . . . . . . . . . . . . . . . . . 15
      4.3   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      4.4   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 16
      4.5   Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      4.6   Title to and Character of Assets; Facility Lease; Real Property. . . . 17
      4.7   Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      4.8   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      4.9   No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . 18
      4.10  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      4.11  No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . 19
      4.12  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
      4.13  Compliance with Legal Requirements; Governmental Authorizations. . . . 21
      4.14  Legal Proceedings; Orders. . . . . . . . . . . . . . . . . . . . . . . 22
      4.15  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
      4.16  Absence of Certain Changes and Events. . . . . . . . . . . . . . . . . 23
      4.17  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
      4.18  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      4.19  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . 26
      4.20  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
      4.21  Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . 28
      4.22  Relationships with Related Persons . . . . . . . . . . . . . . . . . . 29
      4.23  Conditions Affecting Seller. . . . . . . . . . . . . . . . . . . . . . 29
      4.24  No Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

                                       i

ARTICLE V
      REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . . . . . . . . . 30
      5.1   Organization and Good Standing . . . . . . . . . . . . . . . . . . . . 30
      5.2   Authority; No Conflict . . . . . . . . . . . . . . . . . . . . . . . . 30
      5.3   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      5.4   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      5.5   Financial Ability. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      5.6   Business Operation.. . . . . . . . . . . . . . . . . . . . . . . . . . 31
      5.7   Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE VI
      COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      6.1   Operation of the Business. . . . . . . . . . . . . . . . . . . . . . . 31
      6.2   Access and Investigation; HSR Filing by Purchaser and Seller . . . . . 33
      6.3   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      6.4   Negative Covenant. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      6.5   Required Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      6.6   No Shop. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
      6.7   Consulting Arrangement . . . . . . . . . . . . . . . . . . . . . . . . 35
      6.8   Tax Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE VII
      COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      7.1   Required Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . 35
      7.2   Bulk Transfer Compliance.. . . . . . . . . . . . . . . . . . . . . . . 35

ARTICLE VIII
      CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. . . . . . . . . . . . . . . 36
      8.1   True and Correct Representations . . . . . . . . . . . . . . . . . . . 36
      8.2   Compliance with Covenants. . . . . . . . . . . . . . . . . . . . . . . 36
      8.3   Delivery of Documents. . . . . . . . . . . . . . . . . . . . . . . . . 36
      8.4   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
      8.5   Environmental Audit(s) . . . . . . . . . . . . . . . . . . . . . . . . 37
      8.6   Due Diligence. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      8.7   HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE IX
      CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS . . . . . . . . . . . . . . . . 37
      9.1   True and Correct Representations . . . . . . . . . . . . . . . . . . . 37
      9.2   Compliance with Covenants. . . . . . . . . . . . . . . . . . . . . . . 37
      9.3   Delivery of Documents. . . . . . . . . . . . . . . . . . . . . . . . . 37
      9.4   HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE X
      DELIVERIES AT CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
      10.1  Deliveries by Seller and Principals. . . . . . . . . . . . . . . . . . 37

                                     ii


      10.2  Deliveries by Purchaser. . . . . . . . . . . . . . . . . . . . . . . . 39
      10.3  Possession by Purchaser. . . . . . . . . . . . . . . . . . . . . . . . 40
      10.4  Failure to Obtain Consents, Licenses, Permits and Approvals. . . . . . 40

ARTICLE XI
      POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      11.1  After the Closing Date . . . . . . . . . . . . . . . . . . . . . . . . 40
      11.2  Payments Received by Seller Subsequent to the Closing Date . . . . . . 40
      11.3  Access to Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
      11.4  Pending Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE XII
      SURVIVAL; INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . 41
      12.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
      12.2  Indemnification Obligation . . . . . . . . . . . . . . . . . . . . . . 42
      12.3  Indemnification Notice . . . . . . . . . . . . . . . . . . . . . . . . 44
      12.4  Indemnification Payment and Limitations. . . . . . . . . . . . . . . . 45

ARTICLE XIII
      MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      13.1  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      13.2  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      13.3  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
      13.4  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      13.5  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      13.6  Pronouns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      13.7  Third Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      13.8  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      13.9  Schedules Included in Exhibits; Incorporation by Reference . . . . . . 47
      13.10 Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      13.11 Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
      13.12 Jurisdiction and Venue . . . . . . . . . . . . . . . . . . . . . . . . 47
      13.13 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      13.14 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      13.15 No Construction Against Draftsmen. . . . . . . . . . . . . . . . . . . 48
      13.16 Enforcement Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      13.17 Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . 48
      13.18 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      13.19 Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . 49
      13.20 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
      13.21 Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . 49

EXHIBITS

    A     -     Form of Purchaser's Legal Opinion
    B     -     Form of Seller's Legal Opinion
    C     -     Form of Bill of Sale and Assignment
    D     -     Form of Non-Competition Agreement
    E     -     Form of Employment Agreement


SCHEDULES

2.1(c)(ii)     -    Independent Contractor
2.1(f)         -    Prepaid Items
2.1(k)         -    Permits
2.2            -    Excluded Assets
2.3(e)         -    Liabilities and Obligations of Seller
3.3            -    Allocation of Purchase Price
4.1            -    Seller's Governing Documents
4.3            -    Consents
4.6(a)         -    Title to and Character of Assets
4.8            -    Inventory
4.12(a)(i)     -    List of Company Plans, Company Other Benefit Obligations and
                    Company VEBAs
4.12(a)(iv)    -    Post-Retirement Benefits
4.12(c)        -    ERISA
4.12(d)        -    Collective Bargaining Agreements
4.13(a)(iii)   -    Compliance with Legal Requirements
4.13(b)        -    Governmental Authorizations
4.13(b)(iii)   -    Compliance with Governmental Authorizations
4.14(b)        -    Legal Proceedings
4.14(d)(iv)    -    Seller's Payments
4.16           -    Absence of Certain Changes and Events
4.17(a)        -    Contracts
4.17(c)        -    Violations of Contracts
4.18           -    Insurance Policies
4.20(a)        -    Employee Information
4.20(c)        -    Retired Employee Information
4.21(a)        -    Intellectual Property
4.21(b)        -    Encumbrances
4.21(d)        -    Marks
11.4           -    Pending Disputes

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 27th day of September, 1999, by and among TODHUNTER INTERNATIONAL, INC., a Delaware corporation ("Purchaser"), ADAMS WINE COMPANY (d/b/a Monarch Wine Company of Georgia), a Georgia corporation ("Seller"), and HOWARD J. WEINSTEIN, DAVID PASZAMANT, JAY PASZAMANT and MATTHEW PASZAMANT (collectively, the "Principals").

                             PRELIMINARY STATEMENTS:

      WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain of the Assets (as hereinafter defined) used in Seller's business of producing, buying, or otherwise acquiring, holding, owning, mixing, flavoring, labeling, storing, shipping, exporting, marketing and selling bulk wines and brandies, including, but not limited to, cooking wines (collectively, the "Business").

      WHEREAS, as material and specific inducements to Purchaser and Seller to purchase and sell the Assets, Purchaser, Seller and the Principals desire to make certain representations and warranties and agree to be bound by certain covenants and obligations provided in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

      1.1 DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

            (a) "ACQUISITION PROPOSAL" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Seller: any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the Assets or 100% or more of the equity interests of Seller in a single transaction or series of related transactions which could reasonably be expected to interfere with the completion of the transactions contemplated herein.

            (b) "AFFILIATE" means a Person who, with respect to any other Person (i) directly or indirectly controls, is controlled by or is under common control with such other Person, (ii) owns or controls ten percent (10%) or more of the outstanding voting interests of such other Person, (iii) is an officer, director, partner or member of such other Person, or (iv) if such other Person is an officer, director, partner or member of any Person for which such other Person acts in any such capacity.

            (c)   "AGREEMENT" means this Asset Purchase Agreement.

            (d) "ASSETS" has the meaning set forth in Section 2.1 of this Agreement.

            (e)   "ASSUMED LIABILITIES" has the meaning set forth in Section
2.3 of this Agreement.

            (f) "CLOSING" means the closing of the transactions contemplated by this Agreement, which shall be held at the offices of Gunster, Yoakley, Valdes-Fauli & Stewart, P.A., 777 South Flagler Drive, Suite 500-East Tower, West Palm Beach, Florida 33401, on the Closing Date.

            (g) "CLOSING DATE" means 10:00 A.M. local time, on September __, 1999, or on such other date and at such other place as may be mutually agreed upon by the parties.

            (h) "CODE" means the Internal Revenue Code of 1986, as amended, or any successor law and any successor regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

            (i) "COLLECTIVE BARGAINING AGREEMENT" means the Collective Bargaining Agreement with The International Brotherhood of Firemen and Oilers, AFL-CIO, on behalf of its Local 288, and all amendments thereto.

            (j) "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by Seller or an ERISA Affiliate of Seller, if any.

            (k) "COMPANY PLAN" means all Plans of which Seller or an ERISA Affiliate (as hereinafter defined) of Seller, if any, is or was a Plan Sponsor, or to which Seller or an ERISA Affiliate of Seller, if any, otherwise contributes or has contributed, or in which Seller or an ERISA Affiliate of Seller, if any, otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

            (l) "CONSENT" means any approval, permit, consent, ratification, satisfaction of waiting periods, waiver, or other authorization (including any Governmental Authorization).

            (m) "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement.

            (n) "CONTRACTS" means all written or oral contracts, licenses, agreements, purchase orders, or commitments relating to the Assets or the Business to which Seller or a Principal is a party or is bound, including, but not limited to, the Facility Lease and the Pending Contracts.

            (o) "DAMAGES" means any loss, liability, claim, damage (excluding, however, consequential damages), expenses (including, but not limited to, reasonable legal fees, accounting fees, paralegal fees and other expenses) or diminution of value, whether or not involving a third party claim.

            (p)   "DECEMBER BALANCE SHEET" has the meaning set forth in
Section 4.4 of this Agreement.

            (q) "ENCUMBRANCE" means any option, right of first refusal, lien, claim, or restriction of any kind.

            (r) "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

            (s) "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" means any Damages, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (i) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

            (t) "ENVIRONMENTAL LAW" means any Legal Requirement that requires or relates to:

                  (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (v) protecting resources, species, or ecological amenities;

                  (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (vii) cleaning up pollutants that have been released, preventing the Threat of Release, or paying the costs of such clean up or prevention; or

                  (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

            (u) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            (v)   "EXCLUDED ASSETS" means only those items listed on SCHEDULE
2.2 of this Agreement, which shall include Seller's automobiles and Seller's tangible personal property located in New Jersey.

            (w) "FACILITY" means the property located at 451 Sawtell Avenue, S.E., Atlanta, Georgia 30315, used by Seller to manufacture, market and sell bulk wines and brandies and otherwise operate the Business.

            (x) "FACILITY LEASE" means that certain lease agreement, dated as of April 1, 1969, by and between Seller and Gilstar Corporation and relating to the Facility, together with the amendments thereto reflected in
SCHEDULE 4.17(a).

            (y) "FF&E" has the meaning set forth in Section 2.1(a) of this Agreement.

            (z) "FOUR DIGIT YEAR FORMAT" means a format that allows entry or processing of a four digit year date where the first two digits will designate the century and the second two digits will designate the year with the century.

            (aa) "GAAP" means generally accepted United States accounting principles.

            (bb) "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued or granted by or under the authority of any Governmental Body or pursuant to any Legal Requirement applicable to Seller.

            (cc)  "GOVERNMENTAL BODY" means any:

                  (i) nation, state, county, city, town, village, district, or similar jurisdiction; or

                  (ii) federal, state, local, municipal, government, agency, court, or similar entity; or

                  (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

                  (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

            (dd) "HAZARDOUS ACTIVITY" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release (as hereinafter defined), storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials (as hereinafter defined) in, on, under, about, or from the Facility or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facility, or that may affect the Facility, the Assets or the Business PROVIDED, HOWEVER, that this definition shall not include Seller's use of ethyl alcohol, ethyl acetate or laboratory chemicals in the Ordinary Course of Business in accordance with Environmental Laws.

            (ee) "HAZARDOUS MATERIALS" means any waste or other substance that is listed, defined, designated, or classified as hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

            (ff)  "HSR ACT" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

            (gg) "INSURANCE POLICIES" means all of the policies of fire, casualty, fidelity, liability, professional liability or other form of insurance relating to the Business, as set forth in SCHEDULE 4.18, which shall not include any Key-Man Life Insurance policies.

            (hh)  "INTELLECTUAL PROPERTY" means any and all rights of Seller in:

                  (i) the name "Monarch Wine Company of Georgia" and derivations thereof, trade names, registered or unregistered trademarks, service marks and applications (collectively, "Marks");

                  (ii) all patents, patent applications, and inventions and discoveries that may be patentable with respect to the Business
(collectively, "Patents");

                  (iii) all copyrights in both published works and unpublished works with respect to the Business (collectively, "Copyrights");

                  (iv) all rights in mask works with respect to the Business (collectively, "Rights in Mask Works"); and

                  (v) all know-how, formulas, trade secrets, confidential information (including, without limitation, sales volume information specific to each customer), customer lists, hardware and software (and related documentation), technical information, data, process technology, plans, drawings, blue prints and other intangible property and rights with respect to the Business (collectively, "Trade Secrets"), owned, used, licensed by Seller as licensee or licensor or that Seller has any interest in or has ever used in connection with the Business.

            (ii)  "INTERIM BALANCE SHEET" has the meaning set forth in
Section 4.4 of this Agreement.

            (jj)  "INVENTORY" means all inventory owned by Seller.

            (kk) "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

            (ll) "KNOWLEDGE" means with respect to any Person, that such Person will be deemed to have "Knowledge" of a particular fact or other matter if such Person, or an executive officer of such Person is actually aware of such fact or matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

            (mm) "LEAP YEAR" means the year during which an extra day is added in February (February 29th). Leap Year occurs in all years evenly divisible by the number divisible by 400 or evenly divisible by four (4) and not evenly divisible by 100.

            (nn) "LEGAL REQUIREMENT" means any federal, state, local, municipal, or other administrative order, law, ordinance or regulation, which pertains to Seller.

            (oo) "NON-COMPETITION AGREEMENTS" has the meaning as set forth in Section 10.1 of this Agreement.

            (pp) "NOTICE OF CLAIM" has the meaning as set forth in Section 12.3(a) of this Agreement.

            (qq) "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

            (rr) "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator having jurisdiction over Seller or the Assets.

            (ss) "ORDINARY COURSE OF BUSINESS" means an action taken by a Person (as hereinafter defined) will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                  (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

            (tt) "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans (as hereinafter defined). Other Benefit Obligations includes, but is not limited to, consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 132.

            (uu) "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

            (vv) "PENDING CONTRACTS" means contracts between Seller and its third party customers.

            (ww) "PERMITS" means all governmental, quasi-governmental or regulatory agency licenses, consents, certificates of authority, accreditations, permits, registrations, orders, credentials, authorizations, certifications and approvals held or obtained by or issued to Seller in connection with the operation of the Business.

            (xx) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

            (yy)  "PLAN" has the meaning given in ERISA Section 3(3).

            (zz)  "PLAN SPONSOR" has the meaning given in ERISA Section
3(16)(B).

            (aaa) "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

            (bbb) "PURCHASE PRICE" has the meaning set forth in Section 3.1 of this Agreement.

            (ccc) "PURCHASER" has the meaning set forth in the first paragraph of this Agreement.

            (ddd) "PURCHASER LEGAL OPINION" means an opinion of legal counsel to Purchaser, dated as of the Closing Date, substantially in the form of EXHIBIT A attached hereto.

            (eee) "PURCHASER'S CLOSING DOCUMENTS" has the meaning set forth in Section 5.2(a) of this Agreement.

            (fff) "PURCHASER'S INDEMNIFIED PARTIES" has the meaning set forth in Section 12.2(b) of this Agreement.

            (ggg) "PURCHASER'S SYSTEMS" means all equipment, hardware, computerized devices and software used by Purchaser in its business, including but not limited to, all purchased applications, software development packages, customer-developed software, files, databases, operating systems, database management systems, firmware and imbedded microchips.

            (hhh) "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of Code Section 401(a).

            (iii) "RECEIVABLES" means all receivables of Seller, including, but not limited to, all accounts receivable, notes receivable, and receivables from vendors, customers or suppliers of Seller relating to the Business.

            (jjj) "RELATED PERSON" means with respect to a particular individual:

                  (i) each other member of such individual's Family (as hereinafter defined);

                  (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest (as hereinafter defined); and

                  (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, member, executor, or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                  (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (ii) any Person that holds a Material Interest in such specified Person;

                  (iii) each Person that serves as a director, officer, partner, member, executor, or trustee of such specified Person (or in a similar capacity);

                  (iv) any Person in which such specified Person holds a Material Interest;

                  (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (vi) any Related Person of any individual described in clause (b) or (c).

                  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 50% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 50% of the outstanding equity securities or equity interests in a Person.

            (kkk) "RELEASE" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

            (lll) "RETAINED LIABILITIES" has the meaning set forth in Section
2.4 of this Agreement.

            (mmm) "SELLER" has the meaning set forth in the first paragraph of this Agreement.

            (nnn) "SELLER'S CLOSING DOCUMENTS" has the meaning set forth in
Section 4.2 of this Agreement.

            (ooo) "SELLER INDEMNIFIED PARTIES" has the meaning set forth in
Section 12.2(a) of this Agreement.

            (ppp) "SELLER LEGAL OPINION" means an opinion of Smith Helms Mulliss & Moore, L.L.P., dated as of the Closing Date, substantially in the form of EXHIBIT B attached hereto.

            (qqq) "SYSTEMS" means all equipment, hardware, computerized devices and software used by the Business, including but not limited to, all purchased applications, software development packages, custom-developed software, files, databases, operating systems, database management systems, firmware and imbedded microchips.

            (rrr) "TAXES" means all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes imposed by any Governmental Body on Seller or any of the Assets.

            (sss) "TAX RETURNS" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

            (ttt) "THIRD PARTY CLAIM" has the meaning set forth in Section 12.3(b) of this Agreement.

            (uuu) "THREAT OF RELEASE" means a substantial likelihood of a Release that according to applicable law requires action by Seller in order to prevent or mitigate damage to the Environment that may result from such Release.

            (vvv) "THREATENED" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would likely result in such a claim, Proceeding, dispute, action, or other matter being asserted, commenced, taken, or otherwise pursued in the future.

            (www) "TRADE PAYABLES" shall mean current liabilities incurred by Seller that are expected to be repaid during the following twelve (12) months (including, without limitation, trade and accounts payable such as sales commissions to brokers and sales agents and royalties which are payable), but only to the extent directly attributable to Receivables and Inventory purchased by Purchaser pursuant to this Agreement and only in the Ordinary Course of Business.

            (xxx) "WORKING CAPITAL" means all current assets of Seller other than cash and prepaid expenses, LESS Trade Payables.

            (yyy) "YEAR 2000 COMPLIANT" shall mean that dates outside of the range 1900-1998, including the years 1999, 2000 and thereafter, encountered and/or processed by the Systems will be correctly recognized, calculated, sorted, stored, displayed and/or otherwise processed in any level of computer hardware or software, including, but not limited to, firmware, application programs, system software, utilities, files and databases.

                                      ARTICLE II
                             SALE AND PURCHASE OF ASSETS

      2.1 SALE AND PURCHASE OF THE ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, on the Closing Date, all of Seller's right, title and interest in and to all assets relating to the Business, including, but not limited to, the following (collectively, the "Assets"):

            (a) All equipment, furniture, fixtures, supplies, furnishings, machinery, tools, parts, office equipment, computer equipment, vehicles and all other tangible personalty owned by Seller with respect to the Business (the "FF&E");

            (b)   The Facility Lease;

            (c)   All rights and interests of Seller in and to the following
Contracts:

                  (i) all Pending Contracts (excluding all collective bargaining agreements);

                  (ii) all independent contractor and other such agreements entered into by Seller and relating to, or for the benefit of, the Business, including those which are listed on SCHEDULE 2.1(c)(ii); and

                  (iii) all management agreements, services agreements and distribution agreements entered into by Seller and relating to, or for the benefit of, the Business;

            (d) All express or implied warranties applicable to any of the items listed in this Section 2.1 received by Seller from manufacturers or suppliers (to the extent such warranties are transferable);

            (e) Two Hundred Thousand and No/100 Dollars ($200,000.00) in cash;

            (f) Those certain prepaid items relating to the Business which are listed on SCHEDULE 2.1(F) attached hereto;

            (g)   All Receivables;

            (h)   All Inventory;

            (i) All rights of Seller under non-solicitation agreements entered into for the benefit of Seller with regard to the Business;

            (j) All rights of Seller under indemnification agreements entered into for the benefit of Seller with regard to the Business, except to the extent such indemnification agreements relate to Retained Liabilities;

            (k) All Permits relating to the Business, including those set forth on SCHEDULE 2.1(k) attached hereto (to the extent such Permits are transferable);

            (l) All rights, title and interest in and to the Intellectual Property relating to the Business (including the name "Monarch Wine Company of Georgia"), in each case together with all registrations thereof, all common and civil law rights thereto, all rights to royalties or fees paid by others in respect thereof, and all claims or causes of action for infringement thereof;

            (m) All operating data, business records, employee records and computer records of Seller relating to the Business, including, but not limited to, supplier lists, customer lists, payment invoices, billing records, correspondence, all records, documents or data relating to accounting and financial information and all other sales and marketing information which relate to the Business; PROVIDED, HOWEVER, Seller shall maintain those certain business records, computer records, billing and accounting records as required under Bureau of Alcohol, Tobacco and Firearms ("BATF") regulations until such time as final BATF audit of Seller is completed (the "BATF Documents"); PROVIDED, FURTHER, that Seller shall promptly provide copies of all BATF Documents to Purchaser as Purchaser may reasonably request from time to time; and

            (n) All rights of Seller in all telephone and telecopier numbers and post office boxes utilized in connection with the Business.

      At Closing, the Assets shall be conveyed to Purchaser free and clear of all Encumbrances.

      2.2 EXCLUDED ASSETS. The parties expressly agree that the Assets shall not include any asset or property listed in SCHEDULE 2.2 of this Agreement (the "Excluded Assets").

      2.3 ASSUMPTION OF LIABILITIES. At the Closing, Purchaser shall assume, as of the Closing Date, and pay when due, otherwise discharge and perform thereunder, or satisfy, the obligations and liabilities of Seller set forth in this Section 2.3 (collectively, the "Assumed Liabilities"):

            (a) The Facility Lease with respect to the post-Closing period, subject to Section 8.4;

            (b) Payroll and employment liability associated with any employees of Seller hired by Purchaser at or after Closing, but only for periods after the Closing;

            (c) Except as set forth in Section 2.4(e) and Section 13.1 herein, Trade Payables;

            (d) Any liability subject to the indemnification obligation of Purchaser arising under Section 12.2(a);

            (e)   Those liabilities and obligations of Seller set forth on
SCHEDULE 2.3(e) attached hereto; and

            (f) Except as set forth in Section 2.4, any claim against Seller based upon acts or omissions by Purchaser occurring subsequent to the Closing Date regardless of the manner in which asserted or the nature of the claim or cause of action alleged (including, but not limited to, negligence, product liability, breach of contract, intentional tort or injury to person or property) arising from or related to the Business (collectively, "Claims");

      2.4 NO GENERAL ASSUMPTION OF LIABILITIES. Except for the Assumed Liabilities, Purchaser shall not assume any liabilities of Seller of any nature whatsoever, including, but not limited to, the following
(collectively, the "Retained Liabilities"):

            (a)   Taxes;

            (b) Except as set forth in Section 2.3(c) herein, wages, salaries, commissions, fees, reimbursements, benefits, bonuses, obligations for severance or compensation of any kind payable to any past or present employees, officers agents or independent contractors of Seller;

            (c) Except as set forth in Section 2.3(c) or Section 2.3(e), any claim against Seller regardless of the manner in which asserted or the nature of the claim or cause of action alleged, including, but not limited to, negligence, product liability, breach of contract, intentional tort or injury to person or property arising from or related to the Business of Seller, or from or related to employees, independent contractors, agents, partners, officers, directors or shareholders of Seller, and all liabilities under the Facility Lease for the period ending on and through the Closing Date (collectively, "Claims").

            (d) Except as set forth in Section 2.3(c) herein, any liabilities or obligations of Seller to creditors attributable to the Business existing as of the date of this Agreement or arising between the date of this Agreement and the Closing Date;

            (e) Any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated by this Agreement and the fees and expenses of counsel, accountants and other experts retained by Seller;

            (f) The liabilities and obligations described in Section 12.2(b) of this Agreement;

            (g) Any Plan or any liability or obligation of Seller arising out of or relating to (i) any Plans, (ii) any fines, penalties, taxes, or related charges under Section 502(c) or Section 4071 of ERISA or Chapter 43 of the Code resulting from any act or omission by Seller or any ERISA Affiliate or (iii) any unfunded Multi-Employer Pension Fund liabilities arising out of any collective bargaining agreements; and

            (h) Any liability arising out of any collective bargaining agreement.

      Notwithstanding anything herein to the contrary, nothing contained in this Section 2.4 shall be deemed to be inconsistent with Section 12.2 herein.
 Seller shall retain all Retained Liabilities, and shall discharge all such liabilities (to the extent they may create any Encumbrances on any Assets) as and when due. After the Closing Date, Seller shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any of the Retained Liabilities and Seller shall have the right to conduct and control all negotiations and proceedings with respect thereto, except as otherwise provided in Section 12.3 hereof.

                                     ARTICLE III
                                    PURCHASE PRICE

      3.1   PURCHASE PRICE.  Subject to the adjustments set forth in Section
3.2 herein, as consideration to Seller for the sale of the Assets, at the Closing, Purchaser shall deliver to Seller the aggregate sum of Twenty-Two Million Four Hundred Ninety-Six Thousand and No/100 Dollars ($22,496,000.00),
(i) PLUS the prepaid items relating to the Business, as identified and pro-rated on SCHEDULE 2.1(f), (ii) PLUS the excess Working Capital, if any, in Seller's Working Capital stated in the unaudited financial statements of Seller as of the last day of the month immediately preceding the Closing Date (the "Closing Date Balance Sheet") as compared to the December Balance Sheet and, (iii) to the extent Seller's Working Capital as stated on the Closing Date Balance Sheet is less than Seller's Working Capital as stated on the December Balance Sheet, MINUS such negative amount (collectively, the "Purchase Price").

      3.2   POST-CLOSING ADJUSTMENTS.

            (a) The Purchase Price shall be appropriately adjusted following the Closing based upon the difference between Seller's Working Capital as derived from the Closing Date Balance Sheet and the Seller's Working Capital as derived from an audited balance sheet produced by Purchaser's independent certified public accountants, McGladrey & Pullen, L.L.P. (or another independent certified public accountant approved by Purchaser) ("Purchaser's Accountants"), as of the Closing Date (the "Adjusted Balance Sheet"). The Purchase Price shall
(i) be adjusted upward on a dollar-for-dollar basis to the extent the Working Capital determined from the Adjusted Balance Sheet is more than the Working Capital determined from the Closing Date Balance Sheet (an "Increase") and (ii) downward on a dollar-for-dollar basis to the extent the Working Capital determined from the Adjusted Balance Sheet is less than the Working Capital determined from the Closing Date Balance Sheet (a "Decrease"). Accordingly, following the Closing Date, Purchaser and Seller shall determine the difference between the Working Capital set forth on the Closing Balance Sheet and the Adjusted Balance Sheet in the manner set forth in Section 3.2(b) below.

            (b) Within forty-five (45) days following the Closing, Purchaser's Accountants will prepare and deliver to Seller the Adjusted Balance Sheet, which shall be prepared in accordance with generally accepted accounting principles and applied on a consistent basis with Seller's year-end audited financial statements dated as of December 31, 1998. The expense of Purchaser's Accountants shall be borne by Purchaser. Seller shall, within fifteen (15) days after the delivery by Purchaser of the Adjusted Balance Sheet, complete its review of the same. In the event that Seller determines that the Adjusted Balance Sheet has not been determined on the basis set forth in this Section 3.2(b), Seller shall inform Purchaser in writing ("Seller's Objection") setting forth a specific description of Seller's Objection and the adjustments to the Purchase Price which the Seller believes should be made, on or before the last day of such fifteen (15) day period. Purchaser shall then have twenty (20) days to review and respond to Seller's Objection. If Seller and Purchaser are unable to resolve all of their disagreements with respect to the determination of the adjustment to the Purchase Price within ten (10) days following the completion of Purchaser's review of Seller's Objection, they shall refer their remaining differences to Ernst & Young, LLP (the "CPA Firm"), who shall, acting as experts and not as arbitrators, determine on the basis of the standard set forth in this
Section 3.2(b), and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Working Capital as derived from the Adjusted Balance Sheet requires adjustment. The parties shall instruct the CPA Firm to deliver its written determination to Purchaser and Seller no later than the twentieth (20th) day after the matter is referred to the CPA Firm; PROVIDED, HOWEVER, that during such twenty (20) day period, Purchaser and Seller may waive any determination made by the CPA Firm or may mutually instruct the CPA Firm to cease its review of the Adjusted Balance Sheet. The CPA Firm's determination shall be conclusive and binding upon Purchaser and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Purchaser and Seller. Seller and Purchaser shall make readily available to the CPA Firm all relevant books and records and any work papers and all other items reasonably requested by the CPA Firm.

            (c) Upon a final determination (a "Final Determination") of the Working Capital derived from the Adjusted Balance Sheet pursuant to Section 3.2(b) above, (i) to the extent there is an Increase, Purchaser shall pay Seller an amount equal to the Increase within ten (10) days of such Final Determination and (ii) to the extent there is a Decrease, Seller and the Principals shall pay Purchaser an amount equal to the Decrease within ten (10) days of such Final Determination.

      3.3 ALLOCATION OF PURCHASE PRICE AND ASSUMED LIABILITIES. The Purchase Price shall be allocated for tax reporting purposes as agreed to by Purchaser and Seller in the manner set forth in SCHEDULE 3.3 attached to this Agreement, which SCHEDULE 3.3 shall be delivered by Purchaser's Accountants and mutually agreed upon and initialed by the parties on or before the Closing. SCHEDULE 3.3 shall value the Assets at estimated fair market value as of the Closing Date. Purchaser and Seller declare that the valuation of the Assets and the Assumed Liabilities has been determined in good faith and as the result of arms' length bargaining and Purchaser and Seller agree that no position inconsistent with the allocation agreed to by Purchaser and Seller shall be taken by either party before any governmental or judicial authority. Purchaser and Seller agree to file Internal Revenue Service Form 8594 in accordance with the agreed upon allocation referenced in SCHEDULE 3.3.

                                ARTICLE IV
           SELLER'S AND PRINCIPALS' REPRESENTATIONS AND WARRANTIES

      With the understanding that Purchaser intends to rely hereon, Seller and each of the Principals, jointly and severally, represent and warrant to Purchaser (which warranties and representations shall survive the Closing to the extent set forth in Section 12.1 hereof regardless of what examinations, inspections, audits and other investigations Purchaser has heretofore made or may hereafter make, with respect to such warranties and representations), as of the date hereof and as of the Closing Date as follows:

      4.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Contracts. To Seller's Knowledge, Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. True, complete and correct copies of Seller's articles of incorporation, bylaws and any shareholder agreements (including all amendments or modifications thereto) are attached hereto as SCHEDULE 4.1.

      4.2   AUTHORITY; NO CONFLICT.

            (a) Except for Consents of third parties described in Section 4.3 below, upon the execution and delivery by Seller of this Agreement and all other documents contemplated hereby and required to be executed by Seller (collectively, the "Seller's Closing Documents"), Seller's Closing Documents will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Seller's Closing Documents and to perform its obligations under this Agreement and Seller's Closing Documents. No other acts or proceedings on the part of Seller will be necessary to authorize the performance of this Agreement or the Seller's Closing Documents by Seller.

            (b) Upon the execution and delivery by each of the Principals of this Agreement and all other documents contemplated hereby and required to be executed by each of the Principals, such documents will constitute the legal, valid and binding obligations of the Principals, enforceable against the Principals in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. No other acts or proceedings on the part of the Principals will be necessary to authorize the performance of this Agreement or any other documents contemplated hereby and required to be executed by the Principals.

            (c) Neither the execution and delivery of this Agreement and the Seller's Closing Documents, nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with, or result in a violation of any provision of Seller's Articles of Incorporation, Bylaws, Shareholders' Agreement or other organizational documents;

                  (ii) to Seller's and Principals' Knowledge, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the Assets is subject except with respect to those Permits listed on SCHEDULE 2.1(k) which are not transferrable;

                  (iii) conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Business or any of the Assets except with respect to those Permits listed on SCHEDULE 2.1(k) which are not transferrable;

                  (iv) to Seller's and Principals' Knowledge, cause Purchaser to become subject to, or to become liable for the payment of, any Tax;

                  (v) conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Contract, except purchase orders, the Facility Lease and the Collective Bargaining Agreement; or

                  (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

      4.3 CONSENTS. Except as set forth on SCHEDULE 4.3 (the "Consents") attached hereto, Seller is not nor will it be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      4.4   FINANCIAL STATEMENTS.  Sellers have delivered to Purchaser:
(a) audited balance sheets of Seller as at December 31 in each of the years 1996 through 1997, and the related audited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Babush, Neiman, Kornman & Johnson, LLP, independent certified public accountants, (b) an audited balance sheet of Seller as at December 31, 1998 (including the notes thereto, the "December Balance Sheet"), and the related audited statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Babush, Neiman, Kornman & Johnson, LLP, independent certified public accountants, and (c) an unaudited balance sheet of Seller as at June 30, 1999 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the six (6) months then ended. Such financial statements and notes for the audited financial statements fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments
(the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the December Balance Sheet). The financial statements referred to in this Section 4.4 reflect the consistent application of such accounting principles throughout the periods involved.

      4.5 BOOKS AND RECORDS. The books of account, minute books, stock record books, sales records, payment records, invoices, shipment records, production records, customer complaint and recall records, purchasing records, and any and all formulations (including, without limitation, governmental formulations) of Seller, all of which have been made available to Purchaser, are true, complete and correct and have been maintained in accordance with sound business practices and on a consistent basis. The minute books of Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and the Boards of Directors of Seller.

      4.6   TITLE TO AND CHARACTER OF ASSETS; FACILITY LEASE; REAL PROPERTY.

            (a) Except as set forth on SCHEDULE 4.6(a), Seller owns and has good and marketable title to all the Assets, free and clear of all Encumbrances, except for Encumbrances related to Taxes or assessments not yet due and payable (the "Permitted Encumbrances"). The Assets constitute all the tangible and intangible personal property deemed necessary by Seller for the conduct of the Business of Seller.

            (b) Upon the sale, transfer and assignment of the Assets pursuant to this Agreement, there shall be vested in Purchaser good and valid title to all of the Assets free and clear of any Encumbrances, except for Permitted Encumbrances.

            (c) All of the equipment is sold "as is," "where is" with all faults, other than Seller's computers which are in good operating condition. There are no outstanding agreements, options or commitments of any nature obligating Seller to transfer any of the Assets or the Assumed Liabilities or rights or interests therein to any other party, other than Inventory in the Ordinary Course of Business .

            (d) The Facility Lease is the only office and place of business relating to the Business, except for a sales office located at 850 U.S. Highway One, N., North Brunswick, New Jersey.

            (e) Seller does not own legal or equitable title to any real property.

      4.7 RECEIVABLES. All Receivables of Seller that are reflected on the December Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Receivables are or will be as of the Closing Date current and collectible. Each of the Receivables either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. To Seller's and Principals' Knowledge, there is no contest, claim, or right of set-off, other than immaterial returns in the Ordinary Course of Business, which are consistent in amount with historical amounts, under any Contract with any obligor of Receivables relating to the amount or validity of such Receivables. It is understood that Seller retains payments made on Receivables prior to the Closing Date, subject to the requirement of Sections 2.1(e), 3.1 and 3.2 of this Agreement.

      4.8 INVENTORY. All Inventory of Seller, whether or not reflected in the December Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the December Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be or set forth on SCHEDULE 4.8 attached hereto. The quantities of each item of Inventory (whether raw materials, work-in-process, or finished goods) are reasonable in Seller's Ordinary Course of Business.

      4.9 NO UNDISCLOSED LIABILITIES. To Seller's and Principals' Knowledge, Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for Permitted Encumbrances, liabilities or obligations reflected or reserved against in the December Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

      4.10  TAXES.

            (a)   (i)    Seller has filed or caused to be filed (on a timely
basis) all Tax Returns (or extensions thereof) that are or were required to be filed by it pursuant to applicable Legal Requirements. Seller has delivered to Purchaser copies of all such Tax Returns filed since 1994. An extension of time to file any Tax Return that has not been filed has not been required or granted. Seller has paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers through the date of this Agreement;

                  (ii) Except as otherwise reserved against or reflected in the December Balance Sheet or the Interim Balance Sheet, all Taxes that Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person;

                  (iii) Seller has not incurred any liability with respect to any Taxes except in the Ordinary Course of Business; and

                  (iv) the Tax Returns are true, accurate and complete in all respects and properly reflect the liabilities, if any, of Seller for Taxes for the periods, property or events covered thereby.

            (b) To Seller's and Principals' Knowledge, there is no dispute as to Taxes payable by Seller that could have or result in any adverse effect on the Assets, the Business or, after the Closing Date, the Purchaser.

            (c) There is no tax sharing agreement that will require any payment by Seller after the date of this Agreement.

            (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

      4.11 NO MATERIAL ADVERSE CHANGE. Since the date of the December Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, or condition of Seller, and to Seller's and Principals' Knowledge there has not been any material adverse change in Seller's prospects and no event has occurred or circumstance exists that may result in such a material adverse change; PROVIDED, HOWEVER, no representation or warranty is made as to political or legislative efforts to change laws or regulations which could have a material adverse affect on the Business, including without limitation Code Section 5010.

      4.12  EMPLOYEE BENEFITS.

            (a)   (i)    SCHEDULE 4.12(a)(i) contains a complete and accurate
list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans that are Qualified Plans.

                  (ii) Seller has no Affiliates that, together with Seller, would be treated as a single employer under Code Section 414.

                  (iii) Seller has not established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan;

                  (iv) Seller has no post-retirement benefits other than the plan listed on SCHEDULE 4.12(a)(iv).

                  (v) Seller has no obligations owed under any Company Plan or Company Other Benefit Obligation.

                  (vi) Neither Seller nor any of its employees have established or participate in any voluntary employees' beneficiary association as described under Code Section 501(c)(9).

            (b) Seller has delivered to Purchaser, or will deliver to Purchaser within fifteen (15) days of the date of this Agreement:

                  (i) all documents (and amendments or modifications thereto) that set forth the terms of each Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Seller is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                  (ii) all current personnel, payroll, and employment manuals and policies;

                  (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by Seller and the ERISA Affiliates of Seller, if any, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                  (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

                  (v) all registration statements filed with respect to any Company Plan;

                  (vi) all current insurance policies purchased by or to provide benefits under any Company Plan;

                  (vii) all current contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company Other Benefit Obligation;

                  (viii) all reports submitted within the three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan or Company Other Benefit Obligation;

                  (ix) all notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B that have been distributed within the three years preceding the date of this Agreement;

                  (x) the Form 5500 filed in each of the most recent three plan years with respect to the Company Plan, including all schedules thereto and the opinions of independent accountants, if applicable;

                  (xi) all notices that were given by Seller or any Company Plan to the IRS or any participant or beneficiary, pursuant to statute, within the three years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 4.12;

                  (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to Seller or any Company Plan within the four years preceding the date of this Agreement; and

                  (xiii) with respect to Qualified Plans, the most recent determination letter for each Plan of Seller that is a Qualified Plan.

            (c)   (i)    Seller has substantially performed its obligations
under all Company Plans and Company Other Benefit Obligations. Seller has made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due;

                  (ii) no statement, either written or oral, has been made by Seller to any Person with regard to any Plan or Other Benefit Obligation that is not in substantial accordance with the Plan or Other Benefit Obligation and that could have substantial adverse economic consequence to Seller, the Business, the Assets or to Purchaser; and

                  (iii) except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, Seller provides no health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service;

                  (iv) Seller has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees;

                  (v) Except as disclosed on SCHEDULE 4.12(c), Seller has complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B;

                  (vi) no payment that is owed or may become due to any director, officer, employee, or agent of Seller will be non-deductible to Seller or subject to tax under Code Section 280G or Section 4999; nor will Seller be required to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person; and

                  (vii) Except as disclosed on SCHEDULE 4.12(c), the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

            (d) Except as set forth on SCHEDULE 4.12(d), Seller is not, with respect to the Business, (i) a party to any collective bargaining agreement,
(ii) no such agreement determines the terms and conditions of employment of any employees, (iii) no collective bargaining agent has been certified as a representative of any employees, (iv) no representation campaign or election is now in progress with respect to any leased employee, if any, (v) to Seller's and Principals' Knowledge, there is no labor trouble, dispute, grievance, strike, unfair labor practices or request for union representation pending, or Threatened, relating to or affecting the Business, and (vi) to Seller's and Principals' Knowledge, there is no occurrence or any event which is likely to give rise to any such trouble, dispute, strike or request for representation (including, but not limited to, any unfair labor practice charge).

      4.13  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

            (a)   (i)    Seller is in material compliance with each Legal
Requirement that is applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Assets;

                  (ii) To Seller's and Principals' Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time)
(A) may constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) Except as set forth on SCHEDULE 4.13(a)(iii), neither Seller nor the Principals have received since January 1, 1994 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

            (b) SCHEDULE 4.13(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller and relates to the Business or to any of the Assets. To Seller's and Principals' Knowledge, each Governmental Authorization listed in SCHEDULE 4.13(b) is valid and in full force and effect.

                  (i) Seller is in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in SCHEDULE 4.13(b);

                  (ii) To Seller's and Principals' Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of any term or requirement of any Governmental Authorization listed or required to be listed in SCHEDULE 4.13(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in SCHEDULE 4.13(b); and

                  (iii) Except as set forth on SCHEDULE 4.13(b)(iii), neither Seller nor the Principals have received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization.

The Governmental Authorizations listed in SCHEDULE 4.13(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner it currently conducts and operates the Business and to permit Seller to own and use the Assets in the manner in which it currently owns and uses such Assets.

      4.14  LEGAL PROCEEDINGS; ORDERS.

            (a)   There is no pending Proceeding:

                  (i) that has been commenced by or against Seller or that otherwise relates to or may adversely affect the Business or any of the Assets; or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

            (b) Except as set forth on SCHEDULE 4.14(b), to the Knowledge of Seller and the Principals,

                  (i)    no Proceeding has been Threatened; and

                  (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any Proceeding described in Section 4.14(a).

            (c)   (i)    There is no Order to which Seller or any of the Assets
is subject;

                  (ii) neither Seller nor any of the Principals is subject to any Order that relates to the Business or any of the Assets; and

            (d) Neither Seller nor any of its officers, directors, shareholders, employees or constituent partners, on behalf of, or for the benefit of, Seller, directly or indirectly, have done any of the following:

                  (i) offered, paid or received any remuneration to or from, or made any arrangement with, any of the past or present customers or potential customers in order to obtain business, other than standard pricing or discount arrangements or other arrangements consistent with proper business practices and applicable law;

                  (ii) given or received, or agreed to give or receive, or is aware that there has been made, or that there is an agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past or present customer, supplier, source of financing, landlord, subtenant, licensee or anyone else at any time, other than gifts and gratuitous payments that are consistent with proper business practices and applicable law;

                  (iii) made, or has agreed to make, or is aware that there is any agreement to make, any political contribution or any contributions, payments or gifts of their respective funds or property to or for the private use of any governmental official, employee or agent, where either the payment or the purpose of such contribution, payment or gift relates to the Business and is illegal under the laws of the United States, any state thereof or any other jurisdiction (foreign or domestic); or

                  (iv) except as set forth on SCHEDULE 4.14(d)(iv), made, or has agreed to make, or is aware that there have been made or that there is any agreement to make, any payments to any persons with the intention or understanding that any part of such payment was to be used, directly or indirectly, for the benefit of any past or present customer, employee, supplier or landlord of Seller for any purpose other than that reflected in the documents supporting the payments.

      4.15 BROKERS. Neither this Agreement nor the Contemplated Transactions was induced by or procured through any person, firm, corporation or other entity acting on behalf of, or representing, Seller as a broker, finder, investment banker, financial advisor or in any similar capacity.

      4.16 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the December Balance Sheet, Seller has conducted the Business only in the Ordinary Course of Business and, except as set forth on SCHEDULE 4.16 attached hereto, outside of the Ordinary Course of Business, there has not been any:

            (a) damage to or destruction or loss of any Asset or property of Seller, whether or not covered by insurance, materially and adversely affecting the properties, Assets, Business, financial condition, or prospects of Seller, taken as a whole;

            (b) entry into, amendment of, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, joint venture, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least Fifty Thousand and No/100 Dollars ($50,000.00);

            (c) sale (other than sales of Inventory in the Ordinary Course of Business), lease, assignment, transfer, Encumbrance or other disposition of any Asset of Seller, including the sale, lease, or other disposition of any of the Intellectual Property;

            (d) material change in the accounting methods by Seller relating to the Business, Assets or the revaluation by Seller of any of the Assets;

            (e) incurrence of any obligation or liability (absolute or contingent), except for current liabilities incurred, and obligations under contracts entered into, in the Ordinary Course of Business;

            (f) except for the loan from LaSalle National Bank, discharge or satisfaction of any Encumbrance, or payment of any obligation or liability, absolute or contingent, by Seller relating to the Business or the Assets, other than current liabilities shown on the December Balance Sheet and current liabilities incurred since that date in the Ordinary Course of Business;

            (g) release, compromise, waiver or cancellation of any debts to or claims by Seller relating to the Business or the Assets, except in each case in the Ordinary Course of Business, or waiver of any rights of substantial value;

            (h) other event or condition of any character that has or might reasonably have a material adverse effect on the Business or the Assets (excluding events or conditions, if any, of public knowledge or of a general economic, market or similar nature);

            (i) failure by Seller to satisfy any of its debts, obligations or liabilities as the same become due and owing; or

            (j) agreement or commitment, whether oral or written, by Seller to do any of the foregoing.

      4.17  CONTRACTS.

            (a) SCHEDULE 4.17(a) contains a true, correct and complete list, and Seller has delivered to Purchaser true, correct and complete copies, of:

                  (i) all Contracts other than purchase orders that are reasonably likely to be in existence after the Closing Date;

                  (ii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of Ten Thousand and No/100 Dollars ($10,000.00);

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of the Assets and the Assumed Liabilities;

                  (iv) each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

                  (v) each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

                  (vi) each joint venture, partnership, and other Contracts (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

                  (vii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                  (viii) each power of attorney relating to Seller or the Business that is currently effective and outstanding;

                  (ix) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

                  (x)    each Contract for capital expenditures; and

                  (xi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

            (b) Each Contract is in full force and effect and is valid and enforceable in accordance with its terms with respect to Seller, and to Seller's and Principals' Knowledge, each Contract (other than purchase orders) is in full force and effect and is valid and enforceable in accordance with its terms with respect to other parties thereto.

            (c)   (i)    Seller is in material compliance with all applicable
terms and requirements of each Contract;

                  (ii) to Seller's and Principals' Knowledge, each other Person that has or had any obligation or liability under any Contract under which Seller has or had any rights is in substantial compliance with all applicable terms and requirements of such Contract;

                  (iii) except as set forth on SCHEDULE 4.17(c), no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of any Contract; and

                  (iv) neither Seller nor the Principals have given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

            (d) There are no current renegotiations of, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person and, to the Knowledge of Seller and the Principals, no such Person has made written demand for such renegotiation.

            (e) The Contracts relating to the sale, manufacture, or provision of products or services by Seller in connection with the Business have been entered into in the Ordinary Course of Business.

            (f) Neither Seller nor the Principals have received notice (whether written or oral) that any party to any Contract intends to cancel, suspend or terminate any of the Contracts or to exercise any options under any of the Contracts.

      4.18  INSURANCE.

            (a) SCHEDULE 4.18 is a true and complete list of all Insurance Policies, together with a list of all outstanding claims under each Insurance Policy.

            (b) (i) To Seller's and Principals' Knowledge, the Insurance Policies are in full force and effect in accordance with their terms, (ii) no notice of cancellation has been received, and, to Seller's and Principals' Knowledge, there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder, (iii) such policies are in amounts which are deemed adequate by Seller in relation to the Business and the Assets, (iv) all premiums to date have been paid in full, and (v) Seller has not been refused any insurance, or had its coverage limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance.

      4.19  ENVIRONMENTAL MATTERS.

            (a) Seller is, and at all times has been, in substantial compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor any of the Principals have a basis to expect, nor have the Principals or Seller received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of the Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facility.

            (b) There are no pending or, to the Knowledge of Seller and the Principals, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental,

Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting the Facility.

            (c) To Seller's and Principals' Knowledge, Seller has no Environmental, Health, and Safety Liabilities with respect to the Facility.

            (d) To Seller's and Principals' Knowledge, there are no Hazardous Materials (excluding Seller's use of ethyl alcohol, ethyl acetate and laboratory chemicals in the Ordinary Course of Business in accordance with Environmental
Laws) present on or in the Environment at the Facility, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility. Seller has not permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facility.

            (e) To Seller's and Principals' Knowledge, there has been no Release or, to the Knowledge of Seller and the Principals, Threat of Release, of any Hazardous Materials at or from the Facility.

            (f) Seller has delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facility, or concerning compliance by Seller or in the possession of Seller with respect to any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws.

      4.20  EMPLOYEES.

            (a) SCHEDULE 4.20(a) contains a true, correct and complete list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: employee; name; job title; current compensation paid or payable and any change in compensation since December 31, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Seller's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, vacation plan or other Company Plan.

            (b) To Seller's and Principals' Knowledge, no employee of Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect the performance of his duties as an employee of Seller, or if applicable, Purchaser.

            (c) SCHEDULE 4.20(c) also contains a complete and accurate list of the following information for each retired employee of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

      4.21  INTELLECTUAL PROPERTY.

            (a) SCHEDULE 4.21(a) contains a true, correct and complete list and summary description, including any royalties paid or received by Seller, of all Contracts relating to the Intellectual Property to which Seller is a party or by which Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which Seller is the licensee. There are no outstanding and, to Seller's and Principals' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

            (b) The Assets that are Intellectual Property are all those deemed necessary by Seller for the operation of the Business as it is currently conducted. Except as disclosed on SCHEDULE 4.21(b), Seller is the owner of all right, title, and interest in and to the formulas and customer lists, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property.

            (c)   Seller owns no Patents.

            (d)   (i)    SCHEDULE 4.21(d) contains a true, correct and complete
list and summary description of all Marks owned by Seller. Seller is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances;

                  (ii) to Seller's and Principals' Knowledge, all Marks that have been registered with the United States Patent and Trademark Office, if any, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date;

                  (iii) to Seller's and Principals' Knowledge, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller's and Principals' Knowledge, no such action is Threatened with the respect to any of the Marks;

                  (iv) to Seller's and Principals' Knowledge, other than PYA Monarch, there is no potentially interfering trademark or trademark application of any third party;

                  (v) no Mark is infringed or, to Seller's and Principals' Knowledge, has been challenged or Threatened in any way. To Seller's and Principals' Knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark, or service mark of any third party; and

                  (vi) all products and materials containing a Mark bear the proper federal registration notice where permitted by law.

            (e)   Seller owns no copyrights.

            (f)   (i)    With respect to the formulas, customer lists and sales
information specific to each of Seller's customers, the documentation relating to such formulas, customer lists and sales information specific to each of Seller's customers is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual;

                  (ii) Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets; and

                  (iii) Seller has good title and an absolute (but not necessarily exclusive) right to use the formulas, customer lists and sales information specific to each of Seller's customers. The formulas, customer lists and sales information specific to each of Seller's customers are not part of the public knowledge or literature, and, to Seller's and Principals' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Seller. The formulas, customer lists and sales information specific to each of Seller's customers are not subject to any adverse claim or have been challenged or Threatened in any way.

            (g)   To Seller's and Principals' Knowledge,

                  (i) All Systems are Year 2000 Compliant; are designed to be used prior to, during, and after the calendar Year 2000; will operate consistently, predictably and accurately, without interruption or manual intervention, and in accordance with all requirements of this Agreement, in relation to dates they encounter or process;

                  (ii) All date recognition and processing by the Systems will include the Four Digit Year Format and will correctly recognize and process the date of February 29, and any related data, during Leap Years; and that all date sorting by the Systems that includes a "year category" shall be done based on the Four Digit Year Format;

                  (iii) To the extent that the Systems will accept data from other systems and sources that are not Year 2000 Compliant, the Systems will properly recognize, calculate, sort, store, output and otherwise process such data in a manner that eliminates any and all century ambiguity so that the Systems remain Year 2000 Compliant; and

                  (iv) The Systems of all suppliers, vendors, agents, services or other third parties whose activities and/or services affect the operations of the Business are Year 2000 Compliant.

      4.22 RELATIONSHIPS WITH RELATED PERSONS. Neither Seller, nor the Principals nor any Related Person of Seller has had any interest in any of the Assets (whether real, personal, or mixed and whether tangible or intangible). Neither Seller, nor the Principals, nor any Related Person of Seller or the Principals owns or has owned during the periods covered by the financial statements referred to in Section 4.4 hereof, (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person (other than publicly traded companies) that has (a) had business dealings or a financial interest in any transaction with Seller, or (b) engaged in competition with Seller with respect to any line of the products or services of Seller. Neither Seller, nor the Principals, nor any Related Person of Seller or the Principals is a party to any Contract with, or has any claim or right against, Seller.

      4.23 CONDITIONS AFFECTING SELLER. Seller has no reason to believe that any material loss or resignation of any agents, independent contractors or suppliers will result because of the consummation of the Contemplated Transactions. Seller has not received notice (written or oral) of the potential loss of any of its customers as a result of the pendency of the Contemplated Transactions, has no reason to believe such a loss will occur, but makes no representation that Purchaser will retain all of the Business' customers after the Closing Date. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.23 shall be deemed a waiver by Purchaser of its rights under Sections 4.11, 4.16, 6.1, 6.2, 6.3, 8.1 and 8.6.

      4.24 NO SUBSIDIARIES. Seller does not own, either of record, beneficially or equitably, any capital stock or other securities or any other direct or indirect interest in any firm, corporation or other entity (including any joint venture or partnership).


                                      ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller and the Principals as of the date of this Agreement (which warranties and representations shall survive the Closing, to the extent set forth in Section 12.1 hereof, regardless of what examinations, inspections, audits and other investigations Seller has made or may hereafter make, with respect to such warranties and representations) and as of the Closing Date, as follows:

      5.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      5.2   AUTHORITY; NO CONFLICT.

            (a) Upon the execution and delivery by Purchaser of this Agreement and any other document required to be delivered by Purchaser herein (collectively, the "Purchaser's Closing Documents"), the Purchaser's Closing Documents will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and Purchaser's Closing Documents and to perform its obligations under this Agreement and Purchaser's Closing Documents. No other acts or proceedings on the part of Purchaser will be necessary to authorize the performance of this Agreement, or the Purchaser's Closing Documents by Purchaser.

            (b) Neither the execution and delivery of this Agreement and the Purchaser's Closing Documents nor the consummation or performance of any of the Contemplated Transactions by Purchaser will directly or indirectly (with or without notice or lapse of time):

                  (i) contravene, conflict with or result in a violation of any provision of Purchaser's Certificate of Organization, Bylaws or other organizational documents; or

                  (ii) to Purchaser's Knowledge, conflict with, or result in a violation of any Legal Requirement or any Order to which Purchaser is subject.

      5.3 CONSENTS. Except for an HSR Act filing, if applicable, and any Consents previously obtained, Purchaser is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      5.4 BROKERS. Neither this Agreement nor the Contemplated Transactions was induced by or procured through any person, firm, corporation or other entity acting on behalf of, or representing, Purchaser as a broker, finder, investment banker, financial advisor or in any similar capacity.

      5.5 FINANCIAL ABILITY. Purchaser has the financial ability to consummate the asset purchase contemplated hereunder, subject to receiving financing.

      5.6 BUSINESS OPERATION. Purchaser has the knowledge and experience to operate the Business.

      5.7   YEAR 2000.  To Purchaser's Knowledge:

            (a) all Purchaser's Systems are Year 2000 Compliant; are designed to be used prior to, during, and after the calendar Year 2000; will operate consistently, predictably and accurately, without interruption or manual intervention, and in accordance with all requirements of this Agreement, in relation to dates they encounter or process;

            (b) all date recognition and processing by the Purchaser's Systems will include the Four Digit Year Format and will correctly recognize and process the date of February 29, and any related data, during Leap Years; and that all date sorting by the Purchaser's Systems that includes a "year category" shall be done based on the Four Digit Year Format;

            (c) to the extent that the Purchaser's Systems will accept data from other systems and sources that are not Year 2000 Compliant, the Purchaser's Systems will properly recognize, calculate, sort, store, output and otherwise process such data in a manner that eliminates any and all century ambiguity so that the Purchaser's Systems remain Year 2000 Compliant; and

            (d) the Purchaser's Systems of all suppliers, vendors, agents, services or other third parties whose activities and/or services affect the operations of Purchaser are Year 2000 Compliant.


                                  ARTICLE VI
                             COVENANTS OF SELLER

      6.1 OPERATION OF THE BUSINESS. Unless Purchaser shall otherwise agree in writing, from and after the date of this Agreement and until the Closing Date, which agreement shall not be unreasonably withheld, Seller shall:

            (a)   carry on the Business in the Ordinary Course of Business;

            (b) refrain from doing, or causing to be done, anything which would cause the representations and warranties set forth in Article IV of this Agreement from not being true, complete and correct on the Closing Date as if made on such date;

            (c) continue to insure itself and the Assets and all property owned or leased by Seller in accordance with the manner disclosed in Section 4.18, and to use, operate, maintain and repair the Assets consistent with past practices;

            (d) not enter into any Contract or agreement for the purchase of goods, equipment or services without Purchaser's prior written consent, except in the Ordinary Course of Business;

            (e) not enter into any agreement to sell Assets or supply services to others without Purchaser's prior written consent, except in the Ordinary Course of Business;

            (f) use commercially reasonable efforts (without making any commitments on behalf of Purchaser) to preserve the Business intact, and to preserve for Purchaser the present relationships with customers, suppliers, agents, independent contractors, franchisors, lenders, agents and others having business relationships with Seller;

            (g) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause a breach of any contract, commitment or obligation of Seller related to the Business, the Assets or the Assumed Liabilities;

            (h) promptly notify Purchaser in writing of any written or Threatened investigation or Proceeding by or relating to Seller, the Assets, the Business or this Agreement before any court or governmental department, commission, board, bureau, agency or instrumentality;

            (i) refrain from doing any act or omitting to do any act, or permitting any act or omission to act, which will cause any of the Assets to be depleted or any of the Receivables or trade payables to be collected on an accelerated basis, other than in the Ordinary Course of Business;

            (j) use its best efforts to cause all of the conditions to the obligations of Seller under this Agreement to be satisfied on or prior to the Closing Date;

            (k) not amend its Certificate of Incorporation, Bylaws, Shareholders' Agreement or any of its other organizational documents;

            (l) promptly disclose in writing to Purchaser any information contained in Seller's representations and warranties contained in this Agreement which is incomplete or incorrect as of all times after the date of this Agreement until the Closing Date; PROVIDED, HOWEVER, that none of such inaccurate or incomplete disclosures shall be deemed to modify, amend or supplement the representations and warranties of Seller in this Agreement for the purposes of Article IV of this Agreement; PROVIDED, FURTHER that if, and only if, Seller notifies Purchaser in writing of any such incomplete or inaccurate representation or warranty herein prior to the Closing and Purchaser consummates the Contemplated Transactions after receipt of such written notice, then Purchaser shall not be entitled to pursue any remedies under Section 12.2(b) with respect to only such matter, but shall be entitled to pursue any remedies thereunder as to other matters.

            (m) not terminate any of its employees without the prior written consent of Purchaser, other than in the Ordinary Course of Business;

            (n) not dispose of or modify or alter the Assets, other than in the Ordinary Course of Business, or incur, create or assume any Encumbrance on any Asset;

            (o) take any action which could reasonably be expected to prevent or materially delay the consummation of the Contemplated
Transactions;

            (p)   terminate all of its employees immediately prior to Closing;

            (q) without limiting the generality of any of the foregoing, if, at any time prior to the Closing, Seller receives notice (written or oral) that any of Seller's customers do not desire to do business with Purchaser subsequent to the Closing, Seller shall promptly notify Purchaser in writing of the same; and

            (r)   agree to do any of the foregoing.

      6.2   ACCESS AND INVESTIGATION; HSR FILING BY PURCHASER AND SELLER.

            (a) Purchaser and its representatives, agents and financing sources will have reasonable and appropriate access to the Facility and the records (financial and otherwise) of Seller at any time during normal business hours during a period commencing on the date hereof and ending forty-five (45) days thereafter (the "Inspection Period"), at Purchaser's sole cost and expense, to perform its due diligence review and to perform any tests, borings, inspections, surveys, studies, preliminary environmental site assessments and measurements which Purchaser reasonably deems necessary or appropriate; PROVIDED, HOWEVER, that if, after receipt of the preliminary site assessment reports, Purchaser deems it reasonably necessary to perform additional environmental tests, the Inspection Period may, at Purchaser's option, be extended for an additional forty-five (45) days. In conducting its inspection and due diligence review pursuant to this Section 6.2, however, neither Purchaser nor its representatives, agents, or financial sources may directly or indirectly contact any of Seller's employees, customers, distributors or suppliers without Seller's prior written consent, which consent shall not be unreasonably withheld.

            (b) Within fifteen (15) days following its execution of this Agreement, Seller will furnish to Purchaser true, correct and complete copies of all records, documentation and other information in its possession (or in the possession of Seller's attorneys or other representatives) as Purchaser may reasonably request concerning the ownership, use, operation and condition of the Business and the Assets.

            (c) Within thirty (30) days following its execution of this Agreement, Purchaser and Seller shall prepare and file all notifications and documents required to be filed for the Contemplated Transaction to comply with the HSR Act, if necessary. Purchaser and Seller shall each be responsible for all its costs, filing fees and expenses (including reasonable attorneys' fees) associated with the preparation and filing of all documents required under the HSR Act; PROVIDED, HOWEVER, that all notifications and documents in connection with the HSR Act must be submitted to the other party for its approval (which shall not be unreasonably withheld or delayed) prior to filing.

            (d) After the Closing, Purchaser and its representatives and agents shall have access to those business records, computer records, billing and accounting records required to be kept by the BATF until the final BATF audit of Seller is completed. Promptly following the completion of the BATF audit, Seller shall deliver all such records to Purchaser.

      6.3 TERMINATION. Purchaser will have the right, in its sole and absolute discretion, to terminate this Agreement at any time during the Inspection Period (as it may be extended pursuant to Section 6.2) for any reason whatsoever. Purchaser will notify Seller and the Principals in writing of its intention to terminate this Agreement pursuant to this Section
6.3 prior to 5:00 p.m. E.S.T. on the last day of the Inspection Period (or, if the last day of the Inspection Period is not a business day, prior to 5:00 p.m. E.S.T. on the first business day following the end of the Inspection Period). If Purchaser fails to so notify Seller within such time period, then all rights of Purchaser to terminate this Agreement pursuant to this
Section 6.3 will be null and void and of no further force or effect. If the sale shall not have been consummated within fifteen (15) days of the end of the Inspection Period (including any extension thereof), and if Seller and Principals shall not be or have been in violation of any of Seller's and Principals' covenants, representations or warranties, Seller may terminate this Agreement.

      6.4 NEGATIVE COVENANT. Except as otherwise expressly permitted by this Agreement, between the date hereof and the Closing Date, Seller will not, without prior consent of Purchaser (which consent shall not be unreasonably withheld or delayed), take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.16 is likely to occur.

      6.5 REQUIRED CONSENTS. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act, if applicable). Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) obtain all Consents identified in SCHEDULE 4.3 (including taking all actions requested by Purchaser to cause early termination of any applicable waiting period under the HSR Act, if applicable). Prior to Closing, Seller and Principals shall use their best efforts to obtain a consent from the landlord regarding the Facility Lease.

      6.6 NO SHOP. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Seller agrees that it will not and will not permit any of its officers, directors, employees, representatives, agents, or Affiliates to, directly or indirectly, (a) initiate, solicit or encourage (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, or (b) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (c) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, employees, representatives, agents, or affiliates to take any such action, and Seller shall promptly notify Purchaser of any such inquiries and proposals received by Seller or any of its officers, directors, employees, representatives, agents, or affiliates, relating to any of such matters. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal. Seller agrees to keep Purchaser fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to an Acquisition Proposal.

      6.7 CONSULTING ARRANGEMENT. During the six (6) months immediately following the Closing Date, David Paszamant agrees to consult with Purchaser at the request of Purchaser, from time to time (but not to exceed ten (10) hours per month). David Paszamant may not, as a consultant to Purchaser, enlist the services of any Person in connection with any consulting services performed under this Section 6.7 without the prior written consent of Purchaser. David Paszamant shall not, as a consultant to Purchaser, be deemed in any way to be Purchaser's agent or employee or have any authority to bind Purchaser to any obligation, agreement or otherwise.

      6.8   TAX COVENANTS.

            (a) No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Assets shall be made before the Closing Dated without the prior written consent of Purchaser.

            (b) At or prior to Closing, Seller shall furnish Purchaser an affidavit, stating under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

            (c) Purchaser and Seller will each pay one-half of any sales, use, transfer, and documentary taxes and recording and filing fees applicable to the transfer of the Assets to Purchaser at Closing.

                                     ARTICLE VII
                                COVENANTS OF PURCHASER

      7.1 REQUIRED COVENANTS. As promptly as practicable after the date of this Agreement, Purchaser will make all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions (including all filings under the HSR Act, if applicable). Between the date of this Agreement and the Closing Date, Purchaser will (a) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions; and
(b) cooperate with Seller in obtaining all Consents identified in SCHEDULE 4.3; PROVIDED, HOWEVER, that this Agreement will not require Purchaser to dispose of or make any change in any portion of the Business or to incur any other burden to obtain a Governmental Authorization.

      7.2 BULK TRANSFER COMPLIANCE. Purchaser hereby agrees to waive compliance with applicable Uniform Commercial Code bulk transfer requirements, and Seller and Principals hereby agree, jointly and severally, to indemnify and hold harmless Purchaser against liability, cost and expense (including reasonable attorneys' fees) arising out of noncompliance with applicable bulk transfer laws.

                                     ARTICLE VIII
                   CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

      The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, any or all of which (other than Section 8.1) may be waived, in whole or in part, by Purchaser:

      8.1 TRUE AND CORRECT REPRESENTATIONS. Each of Seller's and Principals' representations and warranties must have been true and correct in all respects as of the date of this Agreement, and must be true and correct in all respects as of the Closing Date as if made on the Closing Date; PROVIDED, HOWEVER, that for purposes of this sentence only, those representations and warranties in Section 4.9, Section 4.13, Section 4.19 and
Section 4.21 (other than Section 4.21(g)(iv)) which are qualified by references of to the "Knowledge" of any Person shall be deemed not to include such qualifications. Notwithstanding anything herein to the contrary, however, if, prior to the Closing, Purchaser discovers any inaccuracy of, or non-compliance with, any representation, warranty, covenant or obligation of Seller or the Principals herein, Purchaser shall promptly give Seller and the Principals written notice thereof ("Notice"), which Notice shall describe such inaccuracy or non-compliance. Seller shall have a period of fifteen
(15) days following delivery of the Notice to Seller and the Principals within which to attempt to cure such inaccuracy or non-compliance; provided, however, that such fifteen (15) day period shall in no event extend the Closing Date unless such extension is mutually agreed upon by Purchaser, Seller and the Principals. If such inaccuracy or non-compliance is not cured to the satisfaction of Purchaser, in its sole and absolute discretion, or Purchaser has not waived such inaccuracy or non-compliance within such fifteen (15) day period, Purchaser will have the right, in its sole and absolute discretion, to terminate this Agreement without any liability or obligation to Seller and the Principals whatsoever. Notwithstanding anything herein to the contrary, if, and only if, Seller notifies Purchaser in writing of any incomplete or inaccurate representations or warranties made by Seller herein prior to the Closing and Purchaser consummates the Contemplated Transactions after receipt of such written notice, then Purchaser shall not be entitled to pursue any remedies under Section 12.2(b) with respect to only such matter, but shall be entitled to pursue any remedies thereunder as to other matters.

      8.2 COMPLIANCE WITH COVENANTS. Each of the covenants and obligations that Seller and the Principals are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with prior to the Closing.

      8.3 DELIVERY OF DOCUMENTS. Each document required to be delivered by Seller and the Principals pursuant to Section 10.1 must have been delivered.

      8.4 CONSENTS. Each of the Consents listed in SCHEDULE 4.3 (including the landlord's consent to an assignment of the Facility Lease whether or not the landlord has released Seller) must have been obtained and must be in full force and effect; PROVIDED, HOWEVER, that if the landlord's consent under the Facility Lease is not obtained and the condition precedent in this Section
8.4 has not been satisfied, then it shall be a condition precedent to Purchaser's and Seller's obligation to consummate the Contemplated Transactions that Purchaser and Seller negotiate in good faith to reach an understanding with respect to the Facility Lease that is reasonably acceptable to both parties (including, without limitation, the indemnification described in Section 10.2(g) herein).

      8.5 ENVIRONMENTAL AUDIT(S). Purchaser shall have obtained environmental site assessment reports conducted in accordance with Sections
6.2 and 6.3 herein regarding the Facility acceptable to Purchaser, in its sole discretion, issued by an environmental engineer acceptable to Purchaser and confirming, among other things, that the Facility has not in the past been used, and is not presently being used, for the handling, storage, transportation, disposal or release of hazardous or toxic substances, materials, pollutants or waste (or similar items under applicable Environmental Law) in a manner in violation of Environmental Laws.

      8.6 DUE DILIGENCE. Purchaser shall not have exercised its right to terminate this Agreement pursuant to Section 6.3.

      8.7 HSR ACT. All filings required under the HSR Act, if any, shall have been made and any required waiting period under the laws applicable to the Contemplated Transactions shall have expired or been earlier terminated.

                                      ARTICLE IX
                     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of the following conditions, any or all of which may be waived, in whole or in part, by Seller:

      9.1 TRUE AND CORRECT REPRESENTATIONS. Each of Purchaser's representations and warranties must have been true and correct in all respects as of the date of this Agreement and must be true and correct as of the Closing Date as if made on the Closing Date.

      9.2 COMPLIANCE WITH COVENANTS. Each of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with.

      9.3 DELIVERY OF DOCUMENTS. Each document required to be delivered by Purchaser pursuant to Section 10.2 must have been delivered.

      9.4 HSR ACT. All filings required under the HSR Act, if any, shall have been made and any required waiting period under the laws applicable to the Contemplated Transactions shall have expired or been earlier terminated.

                                      ARTICLE X
                                DELIVERIES AT CLOSING

      10.1 DELIVERIES BY SELLER AND PRINCIPALS. In addition to and without limiting any other provision of this Agreement, Seller and the Principals shall deliver, or cause to be delivered, to Purchaser, at or prior to the Closing, the following in form and substance as reasonably satisfactory to Purchaser and Purchaser's counsel:

            (a)   Seller Legal Opinion;

            (b) a Secretary's Certificate setting forth the resolutions adopted by the Board of Directors and shareholders of Seller authorizing and directing the President or any Vice President of Seller to execute and deliver the documents required to be executed and delivered by Seller under this Agreement, which certificate will show the name, office and signature of each officer of Seller authorized to execute and deliver such documents;

            (c) a Bill of Sale, Assignment and Assumption in the form of EXHIBIT C attached to this Agreement and such other deeds, certificates of title, assignments, assurances and other instruments and documents as Purchaser may reasonably request in order to effect the sale, conveyance, transfer and assignment of the Assets to Purchaser free and clear of all Encumbrances;

            (d) unless waived by Purchaser, all Consents (including the consent to assignment by the landlord of the Facility Lease, if the landlord has consented);

            (e) possession of all the Contracts and copies of all documents, contracts, instruments, books, specifications, records and data relating to the Assets and the Assumed Liabilities, which possession shall be accomplished by delivering control to Purchaser of the offices in which same are maintained;

            (f) a certificate dated as of a date not earlier than ten (10) days prior to the Closing Date, of the Secretary of State of the State of Georgia as to the good standing of Seller in the State of Georgia;

            (g) an executed copy of each Principal's Non-Competition Agreement substantially in the form of EXHIBIT D;

            (h)   certificates of title to motor vehicles, if applicable;

            (i)   an executed copy of an employment agreement between Howard
J. Weinstein and Purchaser (the "Employment Agreement") in the form attached hereto as EXHIBIT E;

            (j) a list of Seller's Receivables as of 5:00 p.m. on the day immediately preceding the Closing Date;

            (k) a list of Seller's Inventory as of 5:00 p.m. on the day immediately preceding the Closing Date;

            (l) a list of Seller's Trade Payables as of 5:00 p.m. on the day immediately preceding the Closing Date;

            (m) a certificate from Seller certifying that Seller has committed to pay, or, concurrent with the closing of the Contemplated Transactions will pay, no less than Six Hundred Thousand and No/100 Dollars ($600,000) in severance payments to Seller's employees (other than the Principals) being terminated by Seller as a result of the Contemplated Transactions;

            (n)   copies of all BATF Documents as of the Closing Date;

            (o) copies of all Contracts, including without limitation, purchase orders; and

            (p) a UCC-3 termination statement executed by La Salle National Bank, and any other termination documents reasonably requested by Purchaser as to any and all liens on the Assets; and

            (q) such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel to consummate the Contemplated Transactions.

      10.2 DELIVERIES BY PURCHASER. In addition to and without limiting any other provision of this Agreement, Purchaser shall deliver, or cause to be delivered, to Seller and the Principals, at or prior to the Closing, the following in form and substance approved in this Agreement or reasonably satisfactory to Seller, the Principals and their counsel:

            (a)   the Purchase Price;

            (b)   the Purchaser Legal Opinion;

            (c) a Secretary's Certificate setting forth the resolutions adopted by the Board of Directors of Purchaser authorizing and directing the Chairman of the Board/Chief Executive Officer and President of Purchaser to execute and deliver the documents required to be executed and delivered by Purchaser under this Agreement, which certificate will show the name, office and signature of each officer of Purchaser authorized to execute and deliver such documents;

            (d) an executed copy of the Bill of Sale, Assignment and Assumption;

            (e) a certificate dated as of a date not earlier than ten (10) days prior to the Closing Date of the Secretary of State of Delaware as to the good standing of Purchaser in Delaware;

            (f)   an executed copy of each Non-Competition Agreement; and

            (g) if the Landlord shall not have consented to the assignment of the Facility Lease to Purchaser and if Seller and Purchaser shall have reached an understanding with respect to the Facility Lease pursuant to
Section 8.4 herein, an indemnification and hold harmless by Purchaser of obligations imposed on the tenant under the Facility Lease for the period after the Closing Date in a form mutually and reasonably acceptable to each of the parties hereto after good faith negotiations; PROVIDED, HOWEVER, that such indemnification shall be no more extensive than the indemnification required under Section 12.2(a)(vi), nor shall such indemnification be such that it would reduce the indemnification afforded to Purchaser under Section 12.2(b)(xii) herein; PROVIDED, FURTHER, that Seller and each of the Principals shall cooperate with Purchaser in performing any such obligations under the Facility Lease;

            (h)   an executed copy of the Employment Agreement;

            (i) Six Hundred Thousand and No/100 Dollars ($600,000) to be used by Seller solely to pay severance benefits to Seller's employees (other than the Principals) whose employment by Seller is terminated as a result of the Closing; and

            (j) such other documents, instruments or certificates as shall be reasonably requested by Seller or Seller's counsel.

      10.3 POSSESSION BY PURCHASER. Simultaneously with the consummation of the transfer of the Assets, Seller, through its respective directors, officers, representatives and agents will put Purchaser into full possession and enjoyment of all the Assets and Assumed Liabilities to be conveyed and transferred by this Agreement.

      10.4 FAILURE TO OBTAIN CONSENTS, LICENSES, PERMITS AND APPROVALS. Without restricting Purchaser's right not to proceed to the Closing if the conditions in Article VIII are not satisfied, to the extent that the rights of Seller under any contract, license, permit or approval or other Asset or Assumed Liability to be assigned to Purchaser under this Agreement may not be assigned without the consent of another person or entity which, notwithstanding Seller's use of its best efforts to obtain any such required consent(s) as promptly as possible, have not been obtained by the Closing Date, Purchaser may elect that this Agreement not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful and, instead, proceed with Closing, provided Purchaser indemnifies for same pursuant to Article XII.


                                      ARTICLE XI
                                POST-CLOSING COVENANTS

      11.1 AFTER THE CLOSING DATE. After the Closing Date, unless Purchaser shall otherwise agree in writing, Seller shall:

             (a) accurately prepare and file in the time periods prescribed therefor all Tax Returns with respect to income attributable to the Business in the period prior to the Closing Date, and pay when due all Taxes due and owing with respect thereto to the extent they may create any Encumbrance on any Asset;

            (b) discharge all Retained Liabilities in the Ordinary Course of Business; and

            (c) not use the Intellectual Property (including, the name "Monarch Wine Company of Georgia" or any variation thereof).

      11.2 PAYMENTS RECEIVED BY SELLER SUBSEQUENT TO THE CLOSING DATE. From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business, the Assets or the Assumed Liabilities. After the Closing, Seller will hold and promptly transfer and deliver to Purchaser (in no event later than five
(5) days after receipt), from time to time, as and when received, any cash, checks with appropriate endorsements or other property that Seller may receive on or after the Closing which properly belongs to Purchaser and will account to Purchaser for all such receipts.

      11.3 ACCESS TO RECORDS. At all reasonable times after the Closing Date, upon reasonable prior notice of Purchaser and at Purchaser's expense, Seller shall make available to Purchaser any records, documents and data retained with respect to the Business, the Assets or the Assumed Liabilities not transferred to Purchaser under this Agreement to the extent reasonably required by Purchaser in connection with the Business or this Agreement. Seller shall preserve until the seventh (7th) anniversary of the Closing Date all records possessed or to be possessed by Seller relating to the Business, the Assets or the Assumed Liabilities. At all reasonable times after the Closing Date, upon the prior written request of Seller, Purchaser shall make available to Seller and Seller shall have the right to make copies of any records, documents and data with respect to the Business, the Assets or the Assumed Liabilities transferred to or assumed by Purchaser under this Agreement to the extent reasonably required by Seller in connection with this Agreement at Seller's expense. Seller and Purchaser shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, and Purchaser shall retain and provide Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Purchaser and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

      11.4 PENDING DISPUTES. Except as listed on SCHEDULE 11.4, from and after the Closing Date, Purchaser shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any customer of the Business and any Asset, obligation or liability of Seller acquired or assumed by Purchaser pursuant hereto, and Purchaser shall have the right to conduct and control all negotiations and proceedings with respect thereto upon disclosing to and consulting with Seller. Seller shall notify Purchaser immediately of any claim made with respect to any such customer, asset, obligation or liability and shall not, except with the prior written consent of Purchaser, make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such obligation or liability. Seller shall cooperate with Purchaser in any reasonable manner requested by Purchaser in connection with any negotiations or proceedings involving any such obligation or liability.

                                     ARTICLE XII
                              SURVIVAL; INDEMNIFICATION

      12.1 SURVIVAL. All representations, warranties, covenants and obligations in this Agreement and in any other certificate or document delivered pursuant to this Agreement will survive for a period of two (2) years from the date of the Closing; PROVIDED, HOWEVER, that the representations and warranties set forth in Sections 4.6, 4.12 and 4.19 shall survive indefinitely after the Closing and the representations and warranties set forth in Section 4.10 shall survive for the applicable statute of limitations period. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation and with respect to the representations and warranties set forth in Section 4.9,
Section 4.13, Section 4.19 and Section 4.21 (other than Section 4.21(g)(iv)), such representations and warranties which are qualified by references of to the

"Knowledge" of any Person shall be deemed not to include qualifications for purposes of Section 12.2 herein. Subject to Section 6.1(l) herein, the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

      12.2  INDEMNIFICATION OBLIGATION.

            (a) INDEMNIFICATION OBLIGATION OF PURCHASER. Purchaser shall indemnify, save, defend and hold harmless Seller and its successors, assigns, officers, directors, shareholders, partners, Affiliates and attorneys and the Principals (collectively, the "Seller Indemnified Parties"), against and in respect of any and all actual Damages suffered by any of the Seller Indemnified Parties which arise out of or are in respect of (i) any Breach or violation of this Agreement by Purchaser, (ii) any falsity, inaccuracy or misrepresentation in or Breach of any of the representations, warranties, covenants or obligations made in the Purchaser's Closing Documents or in any certificate, instrument or document delivered at or prior to the Closing Date by or on behalf of Purchaser, (iii) with respect to Third Party Claims (as defined in Section 12.3(b) herein), any action, event, condition, omission or failure to act of or by Purchaser's Indemnified Parties or any other Person for whose conduct Purchaser may be responsible after the Closing (other than the Principals), (iv) the operations of the Business after the Closing (excluding claims with respect to products manufactured by Seller but shipped by Purchaser), (v) any brokerage commission, finder's fee, commissions or similar payments alleged to be payable directly related to the Contemplated Transactions because of any act, omission or other statement of Purchaser or its representatives, (vi) if, and only if, the landlord under the Facility Lease consents to the assignment of the Facility Lease to the Purchaser, costs of Clean-up, containment, or other remediation arising, directly or indirectly, from or in connection with any Environmental, Health, and Safety Liabilities arising out of or relating to: (A) the leasing or operation at any time after the Closing Date of the Facility; or (B) (x) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled at any time after the Closing Date by Purchaser or by any other Person for whose conduct it is or may be held responsible, or (y) any Hazardous Activities after the Closing Date that were, or were allegedly, conducted by Purchaser or by any other Person for whose conduct it is or may be held responsible; or (C) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person for whose conduct it is or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facility or the operation of the Business after the Closing Date, or from Hazardous Material that was Released or allegedly Released by Purchaser or any other Person for whose conduct it is or may be responsible, at any time after the Closing Date, (vii) all obligations associated with any of the Assets pertaining or related to acts or omissions arising subsequent to the Closing Date, including all obligations imposed on tenant under the Facility Lease for the period after the Closing Date if, and only if, the landlord under the Facility Lease consents to the assignment of the Facility Lease to the Purchaser, and (viii) any violations by Seller of the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the Internal Revenue Service final and proposed regulations on health care continuation coverage for employees, 64 Fed. Reg. 5160. This indemnity covers contracts with customers to be performed after the Closing Date even though the contract was made prior to the Closing Date, but only to the extent of obligations accruing after the Closing Date under those contracts.

            (b) INDEMNIFICATION OBLIGATION OF SELLER AND THE PRINCIPALS. Seller and the Principals, jointly and severally, shall save, indemnify, defend and hold harmless Purchaser and its respective successors, assigns, officers, directors, shareholders, Affiliates and attorneys (collectively, the "Purchaser's Indemnified Parties") against and in respect of any and all actual Damages suffered by any of the Purchaser's Indemnified Parties which may arise out of or be in respect of (i) any Breach or violation of this Agreement by Seller and/or the Principals, (ii) any falsity, inaccuracy or misrepresentation in or Breach of any of the representations, warranties, covenants or obligations made in the Seller's Closing Documents or in any certificate, instrument or document delivered at or prior to Closing by or on behalf of Seller or the Principals pursuant to this Agreement, (iii) with respect to Third Party Claims, any action, event, condition, omission or failure to act of or by Seller Indemnified Parties or any other Person for whose conduct Seller may be responsible prior to the Closing, (iv) except to the extent same is an Assumed Liability, the operations of the Business prior to the Closing (including, but not limited to, any liabilities of whatever nature arising out of or relating to any materials, products or services manufactured or supplied by Seller, including any recalls of Seller's products), (v) any Taxes imposed on Purchaser attributable to the revenue or income Seller earned prior to the Closing Date, the revenue or income the Business earned prior to the Closing Date, or any Taxes imposed on the Assets or the Business with respect to the period on or prior to the Closing Date,
(vi) any and all of the Retained Liabilities, (vii) any brokerage commission, finder's fee, commissions or similar payments alleged to be payable directly related to the transactions contemplated by this Agreement because of any act, omission or other statement of any of the Seller Indemnified Parties,
(viii) violations of the National Labor Relations Act ("NLRA") (including, but not limited to, Section 8(a)(5) and Section 301 thereof) up to the Closing Date and findings, if any, of the National Labor Relations Board and/or the courts of any violation of the NLRA, (ix) the Collective Bargaining Agreement, (x) waiver of compliance with applicable Uniform Commercial Code bulk transfer requirements, (xi) the benefit plans listed on SCHEDULES 4.12(a)(i) AND /OR 4.12(a)(iv), and (xii) costs of Clean-up, containment, or other remediation arising, directly or indirectly, from or in connection with any Environmental, Health, and Safety Liabilities arising out of or relating to: (A) (x) the ownership, leasing, operation, or condition at any time on or prior to the Closing Date of the Facility or any other properties and Assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller has or had an interest, or (y) any Hazardous Materials or other contaminants that were present on the Facility or such other properties and assets in which Seller has or had an interest at any time on or prior to the Closing Date; or (B) (x) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or by any other Person for whose conduct it is or may be held responsible at any time on or prior to the Closing Date, or (y) any Hazardous Activities that were, or were allegedly, conducted by Seller or by any other Person for whose conduct it is or may be held responsible; or (C) any bodily injury (including illness, disability and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or any other Person for whose conduct it is or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facility or the operation of the Business prior to the Closing Date, or from Hazardous Material that was (x) present or suspected to be present on or before the Closing Date on or at the Facility (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from the Facility and was present or suspected to be present on the Facility on or prior to the Closing
Date); or (y) Released or allegedly Released by Seller or any other Person for whose conduct it is or may be responsible, at any time on or prior to the Closing Date.

      12.3  INDEMNIFICATION NOTICE.

            (a) The indemnified party shall notify the indemnifying party, in writing, of any facts or circumstances which may give rise to a right of indemnification under Article XII of this Agreement ("Notice of Claim"). The Notice of Claim shall specify the nature and details of such facts and circumstances (including any amount claimed, if known) which may give rise to such right of indemnification. The failure of the indemnified party to promptly provide a Notice of Claim shall not relieve the indemnifying party of its obligations hereunder, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.

            (b) If the claim or demand set forth in the Notice of Claim relates to a claim or demand asserted by a third party (a "Third Party Claim"), the indemnifying party shall have the right to employ counsel reasonably acceptable to the indemnified party to defend any such claim or demand and the indemnified party, at its sole cost and expense, shall have the right to participate in the defense of any such Third Party Claim. The indemnifying party shall notify the indemnified party, in writing, within fifteen (15) days after the date of the Notice of Claim, of its decision to defend in good faith any Third Party Claim. So long as the indemnifying party is defending in good faith any such Third Party Claim, the indemnified party shall not settle or compromise such Third Party Claim. If the indemnifying party does not so elect to defend any such Third Party Claim, the indemnified party shall have the right, but not the obligation, to undertake the defense, compromise or final determination thereof.

            (c) If the indemnifying party has undertaken defense of a Third Party Claim and if there is a reasonable probability that the Third Party Claim may materially and adversely affect the indemnified party or the Business other than as a result of money damages or other money payments, then the indemnified party, at the reasonable expense of the indemnifying party, shall have the right to joint control of the defense, compromise or settlement of such Third Party Claim; PROVIDED, HOWEVER, that if the Third Party Claim may be settled in full without any acknowledgment of liability solely by the payment of money and the indemnifying party is willing to pay the money to settle the claim but the indemnified party is not, then the indemnifying party may elect to pay that amount of money to the indemnified party and thereafter have no further obligation with respect to such Third Party Claim or any fees or expenses related thereto and the indemnified party shall indemnify the indemnifying party with respect to same. Notwithstanding the foregoing, the indemnifying party shall not be liable for any compromise or settlement of any action, suit or other proceeding effected without its written consent, which shall not be unreasonably withheld or delayed.

            (d) The indemnified party shall make available to the indemnifying party or its representatives all records and other materials reasonably required by them for their use in contesting any Third Party Claim and shall cooperate with the indemnifying party in connection therewith.

            (e) Neither the indemnified party or the indemnifying party shall, without the written consent of the other, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party and the indemnifying party and their respective affiliates a release from all liability in respect of such Third Party Claim.

            (f) As soon as is reasonably practicable after Notice of Claim is deemed delivered to the receiving party, the indemnified party and the indemnifying party shall endeavor to agree upon the amount, if any, to which the indemnified party is entitled under this Article XII.

      12.4 INDEMNIFICATION PAYMENT AND LIMITATIONS. Within thirty (30) days after the indemnifying party and the indemnified party reach agreement on the amount of any indemnification obligation of the indemnifying party (the "Indemnification Amount"), the indemnifying party shall pay the Indemnification Amount to the indemnified party. Notwithstanding the indemnification obligation of any indemnifying party under this Article XII, the indemnification obligation of any indemnifying party shall:

            (a) be reduced by the amount that an indemnified party recovers from any third party (other than by way of contribution from another indemnifying party) with respect to the matter for which indemnification is being paid, including, without limitation, any insurance company. An indemnified party receiving any such amount shall promptly reimburse any amount so received from a third party to the indemnifying party;

            (b) be tolled and unenforceable until the aggregate Damages incurred by the party claiming a right to indemnification under this Article XII exceed $150,000, at which time the indemnification obligation of the indemnifying party shall commence with respect to all Damages, including the initial $150,000 of Damages; and

            (c)   not exceed an amount equal to the Purchase Price.

      Notwithstanding anything to the contrary herein, this Section 12.4 shall not apply to any claims of fraud or claims arising out of or relating to Uniform Commercial Code bulk transfer laws applicable to the Contemplated Transactions, Section 4.7, 4.8, Section 12.2(b)(v) and Section 12.2(b)(x).


                                     ARTICLE XIII
                                    MISCELLANEOUS

      13.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

      13.2 GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

      13.3 NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including electronic transmission) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, electronically transmitted, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Purchaser:                          With a copy to:

Todhunter International, Inc.             Gunster, Yoakley, Valdes-Fauli &
222 Lakeview Avenue                       Stewart, P.A.
Suite 1500                                777 South Flagler Drive
West Palm Beach, Florida 33401            Suite 500, East Tower
(561) 655-8977                            West Palm Beach, Florida 33401
Fax: (561) 655-9718                       (561) 650-0533
Attn: A. Kenneth Pincourt, Jr.            Fax: (561) 655-5677
                                          Attn: Michael V. Mitrione, Esq.

If to Seller or the Principals:

Adams Wine Company                        Smith Helms Mulliss & Moore, L.L.P.
d/b/a Monarch Wine Company of Georgia     1355 Peachtree Street, N.E.
451 Sawtell Avenue, S.E.                  Suite 750
Atlanta, Georgia 30315                    Atlanta, Georgia 30309
(404) 622-4661                            (404) 962-1000
Fax: (404) 622-5421                       Fax: (404) 962-1200
Attn: Howard Weinstein                    Attn: Howell Hollis, III, Esq.

If to the Principals:                     With a copy to:

Howard J. Weinstein
5234 Powers Ferry Road
Atlanta, Georgia 30327
(404) 256-4131
Fax: (404) 255-7625

David Paszamant
320 North 5th Avenue
Highland Park, NJ 08904

Jay Paszamant
56 Westbury Court
Skillman, NJ 08558

Matthew Paszamant
266 Kingsberry Drive
Somerset, NJ 08873


or to such other address as any party may designate by notice complying with the terms of this Section 13.3. Each such notice shall be deemed delivered
(a) on the date delivered if by personal delivery; (b) on the date of transmission with confirmed answer back if by electronic transmission; and
(c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

      13.4 BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

      13.5 HEADINGS. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part of the Agreement and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement.

      13.6 PRONOUNS. In this Agreement, the use of any gender shall be deemed to include all genders, and the use of the singular shall include the plural and vice versa, wherever it appears appropriate from the context. For all purposes of this Agreement, unless otherwise expressly stated to the contrary, the terms "hereby," "hereto," "hereof," "hereunder" and "herein" shall refer to this entire Agreement.

      13.7 THIRD PARTIES. Unless expressly stated herein to the contrary, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

      13.8 FURTHER ASSURANCES. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

      13.9 SCHEDULES INCLUDED IN EXHIBITS; INCORPORATION BY REFERENCE. Any reference to an Exhibit to this Agreement contained herein shall be deemed to include any Schedules to such Exhibit. Each of the Exhibits referred to in this Agreement (including Schedules thereto), and each Schedule to this Agreement is hereby incorporated by reference in this Agreement as if such Exhibits and Schedules were set out in full in the text of this Agreement.

      13.10 AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

      13.11 WAIVERS. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

      13.12 JURISDICTION AND VENUE. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm

Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

      13.13 SEVERABILITY. If any provision of this Agreement or any other agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

      13.14 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

      13.15 NO CONSTRUCTION AGAINST DRAFTSMEN. The parties acknowledge that this is a negotiated agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

      13.16 ENFORCEMENT COSTS. If any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, sales and use taxes, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that civil action, arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

      13.17 EQUITABLE REMEDIES. Each of the parties acknowledges that the parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any party of any provision of this Agreement, then the other parties shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post an injunction bond, and/or to a decree for specific performance of the provisions of this Agreement

      13.18 ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, writings, understandings and representations, if any, made by and between such parties.

      13.19 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Purchaser and Seller mutually agree, unless required by Legal Requirements. Unless consented to by Purchaser in advance or required by Legal Requirements, prior to the Closing, Seller and the Principals shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.
 Seller, the Principals and Purchaser will consult with each other concerning the means by which Seller's employees, customers and suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Purchaser will have the right to be present for any such communication.

      13.20 CONFIDENTIALITY. Between the date of this Agreement and the Closing Date, Purchaser, Seller and the Principals will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Purchaser and the Seller to maintain in confidence, any written, oral or other information obtained in confidence from the other party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by a Proceeding or Legal Requirements. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

      13.21 WAIVER OF JURY TRIAL. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF, OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.
EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.
 EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT, ANY SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION 13.21, WHICH CONCERNS THE WAIVER OF EACH PARTY'S RIGHT TO TRIAL BY JURY.

      IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.

                       "PURCHASER"

                       TODHUNTER INTERNATIONAL, INC.


                       By:     /s/ A. Kenneth Pincourt, Jr.
                             ---------------------------------
                             Name: A. Kenneth Pincourt, Jr.
                             Title: Chairman and Chief Executive Officer


                       "SELLER"

                       ADAMS WINE COMPANY
                       d/b/a MONARCH WINE COMPANY OF GEORGIA


                       By:    /s/ Howard J. Weinstein
                             ---------------------------------
                             Name: Howard J. Weinstein
                                   Title: President


                       "PRINCIPALS"

                        /s/ Howard J. Weinstein
                       -----------------------------------
                        Howard J. Weinstein

                        /s/ David Paszamant
                       -----------------------------------
                        David Paszamant

                        /s/ Jay Paszamant
                       -----------------------------------
                        Jay Paszamant

                        /s/ Matthew Paszamant
                       -----------------------------------
                        Matthew Paszamant